Exhibit 10.25
DemandTec, Inc. 2007 Equity Incentive Plan:
Notice of Stock Unit Award
(2008/2009 Performance Stock Units)
You have been granted units representing shares of Common Stock of DemandTec, Inc. (the “Company”) on the following terms:

Name of Recipient:	«Name»

Total Number of Units Granted:	«TotalUnits»

Date of Grant:	«DateGrant»
You and the Company agree that these units are granted under and governed by the terms and conditions of the DemandTec, Inc. 2007 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement, both of which are attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.
You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s Common Stock.

Recipient:	DemandTec, Inc.

By:

Title:

DemandTec, Inc. 2007 Equity Incentive Plan:
Stock Unit Agreement

Payment for Units	No payment is required for the units that you are receiving.

Two Tranches	Your award consists of two tranches. The first tranche consists of 30% of the total number of units awarded to you (the “First Tranche”). The second tranche consists of 70% of the total number of units awarded to you (the “Second Tranche”).

Vesting—General Rules	The First Tranche will vest after both the performance-based vesting conditions and the service-based vesting conditions applicable to the First Tranche are satisfied, as described below. The Second Tranche will vest after both the performance-based vesting conditions and the service-based vesting conditions applicable to the Second Tranche are satisfied, as described below. In addition, units will immediately vest if any of the following events occurs after the performance-based vesting conditions applicable to those units have been satisfied:

• Your Service (as defined in the Plan) terminates because of your Total and Permanent Disability (as defined below),

• Your Service terminates because of your death, or

• The Company is subject to a Change in Control (as defined in the Plan) before your Service terminates.

All units will vest in full, whether or not the performance-based vesting conditions are satisfied, if (a) the Company is subject to a Change in Control before your Service terminates and (b) the Company’s successor corporation does not either assume the units or replace them with equivalent time-based awards that will vest solely on the basis of your Service. The Committee (as defined in the Plan) will determine if the preceding sentence applies. [Add individual acceleration provisions, as applicable.]

No additional units will vest after your Service has terminated for any reason.

Performance-Based Vesting Conditions for First Tranche	50% of the units included in the First Tranche will vest on the basis of Revenue (as defined below) for fiscal year 2008, as calculated pursuant to the following schedule:

[Insert performance targets]

50% of the units included in the First Tranche will vest on the basis of Free Cash Flow (as defined below) for fiscal year 2008, as calculated pursuant to the following schedule:

Percentage of Total Number of
2008 Free Cash Flow:	Units Awarded That Vests:
[Insert performance targets]

Service-Based Vesting Conditions for First Tranche	The first 50% of the units included in the First Tranche for which the performance-based vesting conditions have been satisfied will vest on July 15, 2008, provided that your Service is continuous until that date. The remaining 50% of the units included in the First Tranche for which the performance-based vesting conditions have been satisfied will vest on January 15, 2009, provided that your Service is continuous until that date.

Performance-Based Vesting Conditions for Second Tranche	50% of the units included in the Second Tranche will vest on the basis of Revenue for fiscal year 2009, as calculated pursuant to the following schedule:

Percentage of Total Number of
2009 Revenue:	Units Awarded That Vests:

[Insert performance targets]

50% of the units included in the Second Tranche will vest on the basis of Free Cash Flow for fiscal year 2009, as calculated pursuant to the following schedule:

Percentage of Total Number of
2009 Free Cash Flow:	Units Awarded That Vests:
[Insert performance targets]

Service-Based Vesting Conditions for Second Tranche	The first 50% of the units included in the Second Tranche for which the performance-based vesting conditions have been satisfied will vest on July 15, 2009, provided that your Service is continuous until that date. The remaining 50% of the units included in the Second Tranche for which the performance-based vesting conditions have been satisfied will vest on January 15, 2010, provided that your Service is continuous until that date.

Overall Limit	The aggregate number of units included in your award that vest will in no event exceed the number of units originally included in your award.

Adjustments	The Committee, as its sole discretion, may make appropriate adjustments in the performance-based vesting conditions set forth above in order to account for extraordinary events, including (without limitation) acquisitions and other corporate or financial events.

Leaves of Absence and Part-Time Work	For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified above may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified above may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Settlement of Units	Each unit will be settled on the first Permissible Trading Day (as defined below) that occurs on or after the day when the unit vests. However, each unit must be settled not later than the later of (a) the March 15 of the calendar year after the calendar year in which the unit vests or (b) the May 15 of the Company’s fiscal year after the fiscal year in which the unit vests.

If, because of your death or because your Service terminates due to Total and Permanent Disability, units vest after the applicable performance-based vesting conditions have been satisfied but before the applicable service-based vesting conditions are satisfied, then those units will be settled on the first Permissible Trading Day after your death or termination of Service.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company’s Common Stock at the time of settlement.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Withholding Taxes	No stock certificates or cash will be distributed to you unless you have made arrangements satisfactory to the Company for the payment of any withholding taxes that are due as a result of the settlement of this award. These arrangements include payment in cash. With the Company’s consent, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker, (b) withholding shares of Company stock that otherwise would be issued to you when the units are settled or (c) surrendering shares that you previously acquired. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that have not been settled before your death and any units that vest as a result of your death.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

Definitions:

Free Cash Flow	“Free Cash Flow” is a non-GAAP measure which means cash flow from operations less cash invested in capital expenditures.

Permissible Trading Day	“Permissible Trading Day” means a day that satisfies each of the following requirements:
• The Nasdaq Global Market is open for trading on that day,

• You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended,

•    Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule 10b-5 of the Securities and Exchange Commission or (b) Rule 10b5-1 of the Securities and Exchange Commission is applicable,

• Under the Company’s written Insider Trading Policy, you are permitted to sell shares of the Company’s Common Stock on that day, and

• You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Revenue	“Revenue” means revenue determined under GAAP.

Total and Permanent Disability	“Total and Permanent Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

By signing the cover sheet of this Agreement, you agree to all of the
Terms and conditions described above and in the Plan.